Exhibit 10.7
WORKING CAPITAL LOAN AGREEMENT
This Working Capital Loan Agreement (this “Agreement”) is made as of ___, 2007 (the “Effective Date”), between The Williams Companies, Inc., a Delaware corporation, with principal offices at One Williams Center, Tulsa, Oklahoma 74172 (“Lender”) and Williams Pipeline Partners L.P., a Delaware limited partnership with principal offices at One Williams Center, Tulsa, Oklahoma 74172 (“Borrower”).
1. Loan. Lender shall make revolving loans to Borrower during the term of this Agreement in an aggregate amount outstanding of up to, but not exceeding, $20,000,000.00 at any time (the “Loan”).
2. Term. Borrower may borrow sums (each, a “Borrowing”) from Lender up to the total amount of the Loan at any time from the Effective Date through the 365th day following the Effective Date (the “Maturity Date”). Borrower may extend the term of the Loan for another 365-day term upon notice to Lender given at least five business days prior to the Maturity Date. If the term is so extended, “Maturity Date” shall mean the last day of the term as extended. Notwithstanding the foregoing, for a period of at least fifteen consecutive days during each 365-day period commencing with the period commencing on the Effective Date, Borrower shall have no Borrowings under the Loan outstanding. Borrower promises to pay to Lender interest when due hereunder and all outstanding principal, interest and other payments owing under this Agreement in full on the Maturity Date.
3. Early Termination. Notwithstanding anything contained in this Agreement to the contrary, in the event of a Change of Control (hereinafter defined) of the General Partner (hereinafter defined), the Maturity Date shall be deemed to have immediately occurred as of the date of such Change of Control. As used herein, the following terms shall have the following meanings: “General Partner” means Williams Pipeline Partners GP LLC, a Delaware limited liability company (including any permitted successors and assigns under the Agreement of Limited Partnership of Borrower dated August 31, 2007 by and between the General Partner and Williams Pipeline Services Company, as amended from time to time). “Change of Control” means any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the General Partner’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by Lender; (ii) the dissolution or liquidation of the General Partner; (iii) the consolidation or merger of the General Partner with or into another Person pursuant to a transaction in which the outstanding membership interests of the General Partner are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) outstanding membership interests of the General Partner are changed into or exchanged for Voting Securities of the surviving Person or its parent and (b) Lender continues to own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) other than Lender and its affiliates, a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding membership interests of the General Partner, except in a merger or consolidation that would not constitute a Change of Control under clause (iii) above. “Exchange Act” means the Securities

Exchange Act of 1934, as amended. “Person” means a corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity. “Voting Securities” means securities of any class of Person entitling the holders thereof to vote in the election of members of the board of directors or other similar governing body of the Person, or in the case of a limited partnership, a majority of the general partner interests in such limited partnership.
4. Procedure for Borrowing. Borrower may initiate Borrowings in amounts of not less than $50,000.00, and in additional multiples of not less than $5,000.00, by giving written notice to Lender. Each Borrowing shall be requested on a business day with a same day notice by 10:00 a.m. (Tulsa, Oklahoma time) the day of the proposed Borrowing. Any notice received after 10:00 a.m. (Tulsa, Oklahoma time) shall be deemed to be received the next business day.
5. Revolving Nature and Availability. Subject to the terms and conditions hereof, Borrower may increase or decrease Borrowings made under this Agreement by making drawdowns, repayments and further drawdowns.
6. Conditions of Loan and Borrowing. The obligation of Lender to make the Loan and any Borrowing is subject to the following conditions:
     (a) No event shall have occurred that would constitute a Default (as defined below) or that with the giving of notice or lapse of time, or both, would become a Default and was not waived by Lender; and
     (b) The proceeds of the proposed Borrowing shall be used by Borrower for working capital purposes, as reasonably determined by Borrower, including the payment of distributions to the limited partners of Borrower.
7. Interest. Borrower promises to pay interest on the unpaid principal amount of the Loan on the last day of each quarter or each time a Borrowing is repaid. The interest rate on all Borrowings will be the one-month LIBOR rate determined the date of the Borrowing. The Borrowings may be repaid prior to the end of the one-month LIBOR rate period. If a Borrowing is not repaid within one month, the interest rate for such Borrowing will be adjusted to the one-month LIBOR rate 30 days after the most recent Borrowing. All payments of principal and interest shall be payable in lawful currency of the United State of America at the office of Lender as provided above or such other address as the holder hereof shall have designated to Borrower, in immediately available funds. For purposes hereof, the “one-month LIBOR rate” as of any date, shall mean the rate per month (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Dow Jones Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 a.m. (London time).
8. Prepayment. Borrower may prepay all or part of any amounts outstanding under the Loan at any time without payment of penalty. Any partial prepayment, however, shall be applied against unpaid installments outstanding hereunder in the inverse order of maturity beginning with the shortest maturity and shall not be made in amounts of less than $5,000.00.
9. Default. Borrower shall be in default (“Default”) if any of the following events occur and continue:

     (a) Borrower becomes insolvent or admits in writing its inability to pay its debts as they mature; applies for, consents to, or acquiesces in the appointment of a trustee or receiver for any of Borrower’s property; in the absence of an application, consent, or acquiescence a trustee or receiver is appointed for it or a substantial part of its property and is not discharged within 120 days; Borrower otherwise commits an act of bankruptcy; or any bankruptcy, reorganization, debt arrangement, or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against it and if instituted is consented to or acquiesced in by it or remains for 120 days undismissed;
     (b) Borrower defaults in the performance of the terms and conditions of this Agreement and such default continues for 30 days after written notice thereof from Lender; or
     (c) Any government, board, agency, department, or commission takes possession or control of a substantial part of Borrower’s property and such possession or control continues for 30 days.
10. Acceleration at Option of Lender; Cost of Enforcement. If any of the events listed in paragraph 9(a), (b), or (c) occur and continue, Lender may declare the amounts outstanding under this Agreement immediately due and payable, at which time all unpaid installments shall immediately become due and payable. Lender shall promptly advise Borrower in writing of any acceleration under this paragraph, but the failure to do so shall not impair the effect of a subsequent declaration. Borrower agrees to pay reasonable attorneys’ fees and all other reasonable costs and expenses incurred, after a Default, in the enforcement of this Agreement, the enforcement of any security interest with respect to this Agreement, and the collection of amounts due hereunder, whether such enforcement or collection is by court action or otherwise.
11. Binding Effect. This Agreement shall be binding on the respective successors and assigns of Lender and Borrower and shall inure to the benefit of Lender’s successors and assigns.
12. Loan Expenses. Except as expressly set forth herein, Borrower shall not be required to pay any fees or other expenses of Lender in connection with this Agreement or the Borrowings made hereunder.
13. Commitment Fee. Borrower shall pay to Lender a commitment fee on the daily average unused amount of the Loan for the period from and including the Effective Date up to, but excluding, the Maturity Date at a rate of 0.25% per annum. Accrued commitment fees shall be payable quarterly in arrears on the last day of each fiscal quarter of Borrower and on the Maturity Date. All commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
14. Non-Waiver. No delay or failure by Lender to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.
15. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

16. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.
17. Counterparts and Facsimile or Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one agreement. A facsimile or electronic signature to this Agreement shall be deemed an original and binding upon the party against whom enforcement is sought.
18. Time of Essence. Time is expressly declared to be the essence of this Agreement.
19. Entire Agreement; Modification. This Agreement and any other loan documents executed in connection herewith constitute the entire Agreement between Lender and Borrower and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no oral agreements between the parties. This Agreement may not be modified except in a writing signed by both parties.
20. Notices. All notices under this Agreement shall be in writing and delivered to the respective parties at their principal offices stated at the beginning hereof.
21. No Third Party Beneficiaries. The agreement of Lender to make the Loan to Borrower for the account of Borrower on the terms and conditions set forth in this Agreement, is solely for the benefit of Borrower and no other person has any rights hereunder against Lender or with respect to the extension of credit contemplated hereby.
22. UCC Waivers. Borrower waives demand for payment, presentment for payment, notice of nonpayment or dishonor, protest and notice of protest, and agrees to any extension of time of payment and partial payments before, at, or after maturity of the Loan. No renewal or extension of this Agreement, no release or surrender of any security for this Agreement, no release of any person liable hereon, no delay in the enforcement hereof, and no delay or omission in exercising any right or power hereunder, shall affect the liability of Borrower. Each legal holder hereof shall have and may exercise all the rights and powers given to Lender herein.
23. Special Exculpation. No claim may be made by Borrower or any other person against Lender, or its directors, officers, employees, attorneys or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or relating to this Agreement or any other financing document or the transactions contemplated hereby or thereby, or any act, omission or event occurring in connection therewith and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
24. Waiver of Jury Trial. Each of Borrower and Lender hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
25. Indemnification. Borrower agrees to pay on demand all reasonable costs and expenses incurred by Lender in connection with enforcement of this Agreement. Borrower agrees to the fullest extent permitted by law, to indemnify and hold harmless Lender and each of its directors, officers, employees and agents (each an “Indemnified Party”) from and against any and all claims, damages, liabilities and expenses (including without limitation fees and disbursements of counsel) arising out of or in connection with any investigation, litigation or proceeding (whether or not any Indemnified Party is a party) arising out of, related to or in connection with this Agreement, the Borrowing made hereunder or any transaction in which any proceeds of all or any part of the Loan are applied.
26. Severability. If any term or provision of this Agreement shall be determined to be illegal or unenforceable, all other terms and provisions of this Agreement shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.
27. Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.
28. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any amounts outstanding hereunder, together with all fees, charges and other amounts which are treated as interest on such amounts under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Lender in accordance with applicable law, the rate of interest payable in respect of such amounts outstanding hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such amounts outstanding but were not payable as a result of the operation of this Section 27 shall be cumulated and the interest and Charges payable to Lender in respect of other amounts outstanding hereunder or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by Lender. “Federal Funds Effective Rate” as used herein means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding business day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a business day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Lender from three Federal funds brokers of recognized standing selected by it.
The parties have caused this Agreement to be executed by their proper officers as of the Effective Date.

THE WILLIAMS COMPANIES, INC.

By:

Title:

WILLIAMS PIPELINE PARTNERS L.P.

By: Williams Pipeline Partners GP LLC

By:

Title: